Exhibit No. 20

     Unaudited pro forma Boise Cascade Corporation and Subsidiaries financial information, including: condensed balance sheet as of September 30, 1994; consolidated statement of income
(loss) for the nine months ended September 30, 1994; consolidated statement of income (loss) for the twelve months ended
December 31, 1993; and notes to unaudited pro forma financial information.

           Unaudited Pro Forma Boise Cascade Corporation
                        and Subsidiaries
                      Financial Information


The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1994, and the unaudited pro forma consolidated statements of income (loss) for the nine months ended September 30, 1994, and the twelve months ended
December 31, 1993, give effect to the following transactions:

On October 13, 1994, the Company's Canadian subsidiary, Rainy River Forest Products Inc., ("Rainy River"), completed an initial public offering of units (the "Units") of its equity and debt securities. Concurrently with the sale of the Units, Rainy
River also sold to the public U.S. $110 million aggregate principal amount of 10 3/4% Senior Secured Notes due 2001 (the "Senior Notes").

The sale of Cdn. $420 million of Units consisted of 14 million newly issued common shares of Rainy River sold to the public for an aggregate offering price of Cdn. $210 million and Cdn. $210 million principal amount 8.0% Convertible Unsecured Subordinated Debentures due October 15, 2004 (the "Convertible Debentures") sold to the public at 100% of the principal amount thereof plus accrued interest, if any. Net proceeds to Rainy River, after payment of underwriters' fees, from the Unit offering was Cdn. $199.5 million with respect to the common shares and Cdn. $199.5 with respect to the Convertible Debentures. The initial public offering price of the Units was determined through negotiations between Rainy River and the underwriters. The Units were separated into common shares and Convertible Debentures at the closing of the Unit offering.

The common shares sold represent approximately 51% of the total outstanding voting common shares and approximately 40.34% of the total outstanding equity of Rainy River. As a result, the Company now owns 49% of the outstanding voting common shares and 59.66% of the total equity of Rainy River.

Rainy River owns and operates a newsprint mill in Kenora, Ontario, Canada, and an uncoated groundwood papers mill in Fort Frances, Ontario, Canada. On September 28, 1994, Rainy River acquired as part of its reorganization and refinancing, including the sale of the Units and the Senior Notes, the Company's West Tacoma, Washington, newsprint mill and its associated working capital. On the same date, Rainy River also acquired the news-print and uncoated groundwood papers marketing and sales organization of the Company. The Company received approximately U.S. $148 million from Rainy River as consideration for these transactions. Rainy River and the Company also entered into an agreement whereby Rainy River will purchase from the Company, at a brokerage discount for resale to customers of Rainy River, all of the newsprint produced at the Company's mill located at DeRidder, Louisiana, for which orders have been received by Rainy River.

On October 13, 1994 the Company received cash of $181,724,000 from Rainy River which included payment of the consideration for these transactions and repayment of cash advances.

Since the Company will no longer exercise control, Rainy River has been accounted for on the equity method retroactive to January 1, 1994, in the Company's historical consolidated financial statements.

The unaudited pro forma consolidated financial information is presented as if these transactions had been completed as of September 30, 1994, for the pro forma consolidated condensed balance sheet and as of the first day of each period for which pro forma consolidated statements of income (loss) are presented.

The pro forma financial information does not purport to be indicative of the actual financial position as it will finally be recorded, or the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated, or which may be reported in the future. The pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and the related notes to such financial statements of Boise Cascade and Rainy River.

                              Boise Cascade Corporation and Subsidiaries
                                   Pro Forma Condensed Balance Sheet
                                          September 30, 1994
                                       (expressed in thousands)
                                              (unaudited)


                                              Historical                              Pro Forma
                                    Boise Cascade                                   Boise Cascade
                                   Corporation and                   Pro Forma     Corporation and
                                    Subsidiaries     Rainy River    Adjustments     Subsidiaries
                                      (Note 1)         (Note 1)      (Note 2)
ASSETS

Current
  Cash and cash items                $   30,644      $     -        $   (9,639)(b)   $   21,005
  Short-term investments                  4,972            -               -              4,972
                                     __________      __________     __________       __________
                                         35,616            -            (9,639)          25,977
  Receivables, net                      393,530            -               -            393,530
  Receivables from equity
    affiliates                          181,834            -          (181,724)(a)        9,749
                                           -               -              9,639(b)          -
  Inventories                           397,519            -               -            397,519
  Deferred income tax benefits           44,522            -               -             44,522
  Other                                  18,112            -               -             18,112
                                     __________      __________     __________       __________
                                      1,071,133            -           (181,724)        889,409
                                     __________      __________      __________      __________
Property
  Property and equipment              4,526,595            -               -          4,526,595
  Accumulated depreciation           (2,025,993)           -               -         (2,025,993)
                                     __________      __________     __________       __________
                                      2,500,602            -               -          2,500,602
  Timber, timberlands, and timber
    deposits                            403,914            -               -            403,914
                                     __________      __________     __________       __________
                                      2,904,516            -               -          2,904,516
                                     __________      __________     __________       __________
Investments in equity affiliates        214,585            -               -            214,585
Other assets                            268,140            -               -            268,140
                                     __________      __________     __________       __________
  Total assets                       $4,458,374      $     -        $ (181,724)      $4,276,650

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
  Notes payable                      $   62,000      $     -        $      -         $   62,000
  Current portion of long-term
    debt                                 83,010            -               -             83,010
  Accounts payable                      306,631            -               -            306,631
  Accrued liabilities                   240,807            -               -            240,807
                                     __________      __________     __________       __________
                                        692,448            -               -            692,448
                                     __________      __________     __________       __________
Debt
  Long-term debt, less current
    portion                           1,768,527            -          (181,724)(a)    1,586,803
  Guarantee of ESOP debt                245,027            -               -            245,027
                                     __________      __________     __________       __________

                                      2,013,554            -           (181,724)      1,831,830
                                     __________      __________     __________       __________

Other
  Deferred income taxes                 128,953            -               -            128,953
  Other long-term liabilities           263,923            -               -            263,923
                                     __________      __________     __________       __________
                                        392,876            -               -            392,876
                                     __________      __________     __________       __________
Shareholders' equity
  Preferred stock                       762,941            -               -            762,941
  Deferred ESOP benefit                (245,027)           -               -           (245,027)
  Common stock                           95,582            -               -             95,582
  Retained earnings                     746,000            -               -            746,000
                                     __________      __________     __________       __________
    Total shareholders' equity        1,359,496            -               -          1,359,496
                                     __________      __________     __________       __________
  Total liabilities and
    shareholders' equity             $4,458,374      $     -        $ (181,724)      $4,276,650


The accompanying notes are an integral part of this pro forma information.

                              Boise Cascade Corporation and Subsidiaries
                                 Pro Forma Statement of Income (Loss)
                                 Nine Months Ended September 30, 1994
                                       (expressed in thousands)
                                              (unaudited)


                                              Historical                              Pro Forma
                                    Boise Cascade                                   Boise Cascade
                                   Corporation and                   Pro Forma     Corporation and
                                    Subsidiaries     Rainy River    Adjustments     Subsidiaries
                                      (Note 1)         (Note 1)      (Note 2)

Revenues
  Sales                              $3,031,510      $      -       $   (5,450)(a)   $3,026,060
  Other income, net                       6,930             -              -              6,930
                                     __________      __________     __________       __________
                                      3,038,440             -           (5,450)       3,032,990
                                     __________      __________     __________       __________

Cost and expenses
  Materials, labor, and other
    operating expenses                2,537,910             -            1,460 (b)    2,539,370
  Depreciation and cost of
    company timber harvested            176,380             -              -           176,380
  Selling and administrative
    expenses                            285,580             -          (10,070)(c)      275,510
                                     __________      __________     __________       __________
                                      2,999,870             -           (8,610)       2,991,260
                                     __________      __________     __________       __________

Equity in net income (loss)
  of affiliates                         (24,160)         26,590        (16,890)(d)      (14,460)
                                     __________      __________     __________       __________

Income (loss) from operations            14,410          26,590        (13,730)          27,270
                                     __________      __________     __________       __________

  Interest expense                     (110,030)            -            5,810 (e)     (104,220)
  Interest income                           790             -              -                790
  Foreign exchange loss                    (130)            -              -               (130)
  Loss on sale of subsidiary's
    stock                               (10,200)            -           10,200 (f)          -
                                     __________      __________     __________       __________
                                       (119,570)            -           16,010         (103,560)
                                     __________      __________     __________       __________

Income (loss) before income taxes      (105,160)         26,590          2,280          (76,290)
  Income tax provision (benefit)        (16,690)          6,500        (20,200)(g)      (23,500)
                                            -               -            6,890 (h)          -
                                     __________      __________     __________       __________
Net income (loss)                    $  (88,470)     $   20,090     $   15,590       $  (52,790)

Primary and fully diluted
  net loss per share                 $    (3.40)                                     $    (2.53)

Average common shares
  outstanding                            38,057                                          38,057


The accompanying notes are an integral part of this pro forma information.

                             Boise Cascade Corporation and Subsidiaries
                                 Pro Forma Statement of Income (Loss)
                                 Twelve Months Ended December 31, 1993
                                       (expressed in thousands)
                                              (unaudited)


                                              Historical                              Pro Forma
                                    Boise Cascade                                   Boise Cascade
                                   Corporation and                   Pro Forma     Corporation and
                                    Subsidiaries     Rainy River    Adjustments     Subsidiaries
                                      (Note 1)         (Note 1)      (Note 2)

Revenues
  Sales                              $3,958,300      $ (309,950)    $   (7,310)(a)   $3,641,040
  Other income (expense), net            10,570          (1,140)           -              9,430
                                     __________      __________     __________       __________
                                      3,968,870        (311,090)        (7,310)       3,650,470
                                     __________      __________     __________       __________

Cost and expenses
  Materials, labor, and other
    operating expenses                3,373,300        (306,800)          (950)(b)    3,065,550
  Depreciation and cost of
    company timber harvested            267,710         (33,790)           -            233,920
  Selling and administrative
    expenses                            321,650            (930)       (13,040)(c)      307,680
                                     __________      __________     __________       __________
                                      3,962,660        (341,520)       (13,990)       3,607,150
                                     __________      __________     __________       __________

Equity in net income (loss)
  of affiliates                          13,570            -           (15,940)(d)       (2,370)
                                     __________      __________     __________       __________

Income (loss) from operations            19,780          30,430         (9,260)          40,950
                                     __________      __________     __________       __________

  Interest expense                     (148,310)          5,510          6,880 (e)     (135,920)
  Interest income                         1,330             (80)           -              1,250
  Foreign exchange gain (loss)            1,610          (2,830)           -             (1,220)
                                     __________      __________     __________       __________
                                       (145,370)          2,600          6,880         (135,890)
                                     __________      __________     __________       __________

Income (loss) before income taxes      (125,590)         33,030         (2,380)         (94,940)
  Income tax provision (benefit)        (48,450)         26,790          5,270 (h)      (16,390)
                                     __________      __________     __________       __________
Net income (loss)                    $  (77,140)     $    6,240     $   (7,650)      $  (78,550)

Primary and fully diluted
  net loss per share                 $    (3.17)                                     $    (3.20)

Average common shares outstanding        37,958                                          37,958


The accompanying notes are an integral part of this pro forma information.

                Boise Cascade Corporation and Subsidiaries
                 Notes to Pro Forma Financial Information
                              (unaudited)

1.   Basis of Reporting

     The accompanying pro forma consolidated condensed balance sheet as of September 30, 1994, and the pro forma consoli-dated statements of income (loss) for the nine months ended September 30, 1994, and the year ended December 31, 1993, give effect to the following transactions:

     On October 13, 1994, the Company's Canadian subsidiary,
     Rainy River Forest Products Inc., ("Rainy River"), completed an initial public offering of units (the "Units") of its equity and debt securities. Concurrently with the sale of the Units, Rainy River also sold to the public
     U.S. $110 million aggregate principal amount of 10 3/4% Senior Secured Notes due 2001 (the "Senior Notes").

     The sale of Cdn. $420 million of Units consisted of 14 million newly issued common shares of Rainy River sold to the public for an aggregate offering price of Cdn. $210 million and Cdn. $210 million principal amount 8.0% Convertible Unsecured Subordinated Debentures due October 15, 2004 (the "Convertible Debentures") sold to the public at 100% of the principal amount thereof plus accrued interest, if any. Net proceeds to Rainy River, after payment of underwriters' fees, from the Unit offering was Cdn. $199.5 million with respect to the common shares and Cdn. $199.5 with respect to the Convertible Debentures. The initial public offering price of the Units was determined through negotiations between Rainy River and the underwriters. The Units were separated into common shares and Convertible Debentures at the closing of the Unit offering.

     The common shares sold represent approximately 51% of the total outstanding voting common shares and approximately 40.34% of the total outstanding equity of Rainy River. As a result, the Company now owns 49% of the outstanding voting common shares and 59.66% of the total equity of Rainy River.

     Rainy River owns and operates a newsprint mill in Kenora, Ontario, Canada, and an uncoated groundwood papers mill in Fort Frances, Ontario, Canada. On September 28, 1994, Rainy River acquired as part of its reorganization and refinanc-ing, including the sale of the Units and the Senior Notes, the Company's West Tacoma, Washington, newsprint mill and its associated working capital. On the same date, Rainy River also acquired the newsprint and uncoated groundwood papers marketing and sales organization of the Company. The Company received approximately U.S. $148 million from Rainy River as consideration for these transactions. Rainy River and the Company also entered into an agreement whereby Rainy River will purchase from the Company, at a brokerage dis-count for resale to customers of Rainy River, all of the newsprint produced at the Company's mill located at DeRidder, Louisiana, for which orders have been received by Rainy River.

     On October 13, 1994 the Company received cash of
     $181,724,000 from Rainy River which included payment of the consideration for these transactions and repayment of cash advances.

     Since the Company will no longer exercise control, Rainy
     River has been accounted for on the equity method retro-active to January 1, 1994, in the Company's historical consolidated financial statements.

     The unaudited pro forma consolidated financial information is presented as if these transactions had been completed as of September 30, 1994, for the pro forma consolidated con-densed balance sheet and as of the first day of each period for which pro forma consolidated statements of income (loss) are presented.

     The pro forma financial information does not purport to be indicative of the actual financial position as it will finally be recorded, or the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated, or which may be reported in the future. The pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and the related notes to such financial statements of Boise Cascade and Rainy River.

     The computation of fully diluted net loss per share was antidilutive in each of the periods presented; therefore, the amounts reported for primary and fully diluted loss are the same.

2.   Pro Forma Balance Sheet Adjustments

The pro forma consolidated condensed balance sheet gives effect to the adjustment described below:

(a) To record Boise Cascade's use of proceeds from the transaction to reduce long-term debt.

(b) To record additional cash advances to Rainy River from September 30, 1994 to October 13, 1994.

3.   Pro Forma Statements of Income (Loss) Adjustments

The pro forma consolidated statements of income (loss) give effect to the adjustments described below:

(a) To record the reduction in revenues resulting from the Newsprint Marketing Agreement between Boise Cascade and Rainy River. Rainy River will purchase all newsprint produced at Boise Cascade's DeRidder mill, at a brokerage discount of up to 5%, for resale to Rainy River customers.

(b) To record the adjustment in "Materials, labor, and other operating expenses" resulting from the Pulp Sale Agreement between Boise Cascade and Rainy River, whereby Rainy River's Fort Frances mill will continue to sell market pulp to Boise Cascade. The price paid by Boise Cascade for the pulp as defined in the agreement may have been more or less than the historical price paid by Boise Cascade. Beginning in June 1994, the effects of this agreement have already been included in the historical balances as presented herein.

(c) To record the reduction in "Selling and administrative expenses" to reflect the amount which Rainy River would have reimbursed Boise Cascade for the performance of certain administrative services.

(d) To adjust to Boise Cascade's 59.66% equity in net losses of Rainy River's pro forma net loss assuming the effects of the transactions.

(e) To record the reduction in interest expense resulting from interest expense saved due to reducing long-term debt by the amount of proceeds received.

(f) To eliminate the nonrecurring charge related to the loss recognized for the sale of Rainy River securities

(g)  To eliminate the nonrecurring charge associated with Boise
     Cascade's recognition of a charge for U.S. taxes on undistributed Canadian earnings now required to be recognized as a result of the transaction.

(h)  To record the tax effects of pro forma adjustments (a), (b),
     (c), (e) and (f).